As Filed With the Securities and Exchange Commission on July 2, 2001
                                                      Registration No. 333-53740
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                               Amendment No. 1 to

                                    FORM SB-2

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                            ORDERPRO LOGISTICS, INC.
     (Name of Small Business Company as Specified in Its Charter as Amended)

                                 FIFTHCAI, INC.
                            Former Name of Registrant

        Nevada                           4731                     86-0982348
(State of Incorporation)          (Primary Standard             (IRS Employer
                           Industrial Classification No.)    Identification No.)

                          7400 N. Oracle Road Suite 372
                                Tucson, AZ 85704
      (Address and telephone number of company's principal executive office and principal place of business)

                              Richard L. Windorski
                      President and Chief Executive Officer
                            OrderPro Logistics, Inc.
                          7400 N. Oracle Road Suite 372
                                Tucson, AZ 85704
                                 (520) 575 5745
            (Name, address and telephone number of agent for service)

                                   Copies to:
                               Carl P. Ranno, Esq.
                             2816 East Windrose Dr.
                             Phoenix, Arizona 85032
                                  602 493 0369
                                Fax 602 493 5119

        APPROXIMATE DATE OF COMMENCEMENTOF PROPOSED SALE TO THE PUBLIC:

     From time to time after this registration statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(C) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If the delivery of the prospectus is expected to made pursuant to Rule 434, check the following box [ ]

                         CALCULATION OF REGISTRATION FEE

==============================================================================================
    Title of                                  Proposed           Proposed
  Each Class of                               Maximum            Maximum           Amount of
Securities to be          Amount to be     Offering price       Aggregate        Registration
     Offered               registered       per Unit (1)      Offering Price          Fee
----------------------------------------------------------------------------------------------
Common Stock
$.0001 par value          4,900,000 (2)         $.30            $1,470,000          $367.50
----------------------------------------------------------------------------------------------
Common Stock
$.0001 par value
underlying convertible
debentures                  853,334 (3)         $.30            $  256,000          $ 64.00
----------------------------------------------------------------------------------------------
     Total                5,753,334                             $1,726,000          $431.50
==============================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(e) and based upon the price for the common stock actually paid by the security holders.
(2)  Represents the common stock issued to the existing security holders.
(3) Represents the common stock issuable upon conversion of the company's convertible debentures.


The company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE INVESTORS AS IDENTIFIED IN THIS PROSPECTUS MAY NOT SELL THE RESTRICTED COMMON SHARE NOR SECURITIES UNDERLYING THE CONVERTIBLE DEBENTURES AND OPTION UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OF WHICH THIS PROSPECTUS IS A PART, IS DECLARED EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL THESE SECURITIES OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE WHERE THE OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITY LAWS OF ANY SUCH STATE.

PROSPECTUS

                            ORDERPRO LOGISTICS, INC.

                        5,703,334 shares of Common Stock

                               ($0.0001 par value)

THE OFFERING:


This offering relates to the possible sale, from time to time, by certain stockholders of OrderPro Logistics, Inc. of up to 5,703,334 shares of common stock of OrderPro Logistics, Inc.


MARKET FOR THE SHARES;


The common stock of OrderPro Logistics, Inc. does not have an established trading market nor does it trade on any market at this time.


THIS INVESTMENT IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS ISTRUTHFUL OR COMPLETE. ANY REPRESENTATIONS TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS __________ __, 2001

Reliance should only be on the information contained in this document or that which we have referred to you. The company has not authorized anyone to provide you with information that is different. The information contained in this document may only be accurate on the date of the document and delivery of this prospectus and any sale made by this prospectus does not imply that there have not been changes in the affairs of the company since the date of this prospectus. This prospectus does not constitute an offer or solicitation by anyone in any state in which such offer, solicitation or sale is not authorized or in which the person making such offer, solicitation or sale is not qualified to do so or to any one to whom it is unlawful to make such offer, solicitation or sale.

                                TABLE OF CONTENTS


                                                                          Page
                                                                          ----
Prospectus Summary .....................................................    3
Glossary of Terms ......................................................    3
Risk Factors ...........................................................    7
Forward-Looking Statements .............................................   11
Use of Proceeds ........................................................   11
Market for Common Stock and Related Shareholder Matters ................   12
Dividend Policy ........................................................   12
Management's Discussion and Analysis of Financial
 Condition and Results of Operations ...................................   13
Where You Can Find More Information ....................................   18
Business of OrderPro Logistics, Inc. ...................................   18
Description of Properties ..............................................   23
Management .............................................................   23
Executive Compensation .................................................   24
Employment and Related Agreements ......................................   24
Certain Relationships and Related Transactions .........................   25
Security Ownership of Certain Beneficial Owners and Management .........   25
Selling Shareholders ...................................................   26
Plan of Distribution ...................................................   27
Description of Securities ..............................................   28
Legal Matters ..........................................................   28
Experts ................................................................   28
Changes in and Disagreements With Accountants
 on Accounting and Financial Disclosure ................................   28
Financial Statements ...................................................   29


Until October , 2001, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

THIS SUMMARY CONTAINS SELECTED INFORMATION CONTAINED IN OTHER PARTS OF THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS.

ORDERPRO LOGISTICS, INC.

OFFICES:

The company's office and principal place of business is located at 7400 N. Oracle Road Suite 372, Tucson, AZ 85704 and our telephone number is (520) 575-5745

OUR BUSINESS:


The current company, was formed when OrderPro, a private operating company, merged into FithCai, Inc. a Nevada public company without operations. The former shareholders of OrderPro own 95% of the combined company renamed OrderPro Logistics.

Our company has one business with two segments, freight brokerage and on-site logistics management services. These two areas are to be fully integrated with the use of the Internet and the proprietary OrderPro software. The company provides all levels of service necessary to meet client needs. These services range from online freight booking/order retrieval to full time on-site logistics management and consultation.

                                GLOSSARY OF TERMS

Following  are  descriptions  for  "standard  industry  terms"  as  used in this
Prospectus:

     * LOGISTICS SERVICES---Describes services that we provide through our contractual relationship with a specific customer. It involves, locating our employee and certain computer systems equipment at the customers location to provide freight management services. These services are typically referred to as "3rd party logistics services".

     * FREIGHT BROKERAGE---A service provided to our general customers under license from the Department of Transportation Federal Motor Carrier Safety Administration (FMCSA). Freight shipments are tendered by our customer (the shipper) at a specific price, we then solicit licensed motor carriers to haul the freight, at a cost less than our customer pays to us.

     * BACK HAULS---A term describing freight shipments hauled by a motor carrier to return from a destination to the carrier's origin or beginning location. This freight is generally priced at freight rates significantly less than the "HEAD HAUL" or origin freight shipment. Motor carriers require "backhaul" freight to cover the cost of their operating equipment in both directions.

     * ORDER MANAGEMENT SYSTEM---OrderPro Logistics, Inc. has developed an internet freight management system that involves freight rate quotation features, on line tracking of shipments in process, direct entry of a customers orders , and status reporting for a customers orders in process including historical data for previous shipping activity. This system is available for our logistics customers.

     * TRUCKLOAD CARRIERS---These motor carriers haul a freight shipment, generally from a specific shipping location to a final delivery location.

     * LTL CARRIERS---These carriers haul freight shipments comprised of many small shipments from a specific locations, generally to a "freight consolidation location", to be combined with other small shipments destined for a common delivery area.

     * FREIGHT CONSOLIDATION---The combining of smaller than full truckload shipment's from a common geographic area; usually performed at a freight warehouse with receiving and shipping docks. These combined shipments than move by truckload carrier to final destination.

     * INTER-MODAL COMPANIES---The term "modal" describes a shipping method. Shipping methods can be via air, truck, ocean container or railroad. Therefore, inter-modal as defined, involves the use of more than one mode, such as; truck & rail shipments.

     * FREIGHT FORWARDERS---Shipping companies that provide freight consolidation services, local warehousing services, local pick up and delivery services and a variety of administrative functions relating to the shipment of freight.

     * INTERNET LOAD MATCHING SERVICES---Companies that define available freight shipments and available trucks to a network of subscribers. The concept is to provide shippers and carriers the opportunity to ship freight competitively.

     * INTERNET EXCHANGES---Consists of trucking companies that make their fleet equipment available and also define their excess freight shipments to the benefit of other exchange participants.

     *    LOAD   MATCHING/BIDDING---Involves   companies   that  post  available
          shipments, making them available to transportation companies based upon the most competitive price.

     * SHIPPER---These companies are also referred to as the customer of OPLI, usually paying for the services we provide. Shippers by definition are the entity "shipping the freight".

     * CONSIGNEE---A company that is the receiver of a freight shipment at the destination point. These companies can also be the customer of OPLI responsible for payment of our services.

     * B.O.L. (BILL OF LADING)---A legal document defining the contents and the terms of the shipment, used by all modes of transportation.

OUR CURRENT FINANCIAL AND CASH FLOW POSITION

The company has sustained a net loss of $186,160 on revenues of $388,846 for its first three months of operations ending March 31,2001 and a net loss of 4301,619 on revenues of 4809,872 for the period of inception (May 12, 2000) through December 31, 2000. Our cash positions resulted in overdrafts of $61,125 and $46,285 for the respective periods. The company used $21,478 and $632, net of overdrafts, for operations during the respective periods. As of March 31, 2001 the liabilities exceeded the assets by $88,733 and December 31, 2000 the assets exceeded the liabilities by $97,430.


OUR OBJECTIVE

Our primary objective is to utilize the company's proprietary software to combine the functional elements of third-party logistic services with Internet based communication and carrier/shipper load matching. Part of our objective is to establish a presence on the Internet with a database of information relevant to the shipment, costing, and control of freight. The Company's services will actually create a new niche in the transportation industry. This niche will provide small to medium sized manufacturers an opportunity to become more competitive with larger manufacturers by not just reducing freight cost but by turning freight activity into a profit center. The mid and long term objective is to expand the existing largely regional customer base nationally and internationally to Mexico and Canada.

COMPETITION

The freight brokerage business is characterized as highly competitive. Primary competition for the freight brokerage segment of the business comes from numerous existing and new freight brokers. All of the companies that provide freight transportation services are potentially competitors of the company.

In the logistics segment, most of the existing companies in this industry are large organizations going after the business of major manufacturers. Although our company will initially target small to medium size companies, it could face intense competition from those large organizations because of the advantage of our product.

SELLING SHAREHOLDERS


A list, which discloses all the shares being registered and the people or entities that own them appear in the "Selling Shareholders" section of this prospectus. The "Selling Shareholders" are selling all the common shares currently outstanding.

THE OFFERING

Shares of common stock (restricted Rule 144) outstanding
and fully diluted as of June 25, 2001                                  4,900,000

Common shares offered by the selling shareholders
(includes the restricted shares)                                       5,703,334




OUR TRADING SYMBOL


The common stock of OrderPro Logistics, Inc. does not have an established trading market at this time nor does it trade on any market at this time.


                          SUMMARY FINANCIAL INFORMATION

The following sets forth selected financial information for the company as presented in our Financial Statements.


                                        December 31, 2000         March 31, 2001
                                        -----------------         --------------
                                           (audited)                (unaudited)
Statement of Operations Data
  Revenue                                $   809,872               $   388,846
  Net Income (Loss)                      $  (301,619)              $  (186,160)
  Net Income (Loss) per share            $     (0.07)              $      (.04)

Balance Sheet Data
  Total Assets                           $ 1,083,006               $ 1,119,343
  Total Current Liabilities              $   137,920               $ 1,208,079
  Stockholders Equity                    $   102,829               $   (88,730)

                                  RISK FACTORS


COMPETITION FOR CUSTOMERS IS INTENSE

Our market share and revenues would suffer if we were not able to compete effectively for customers. Competition for customers is intense. We currently compete or expect to compete for customers with the companies that provide freight brokerage /third party logistics services. Many of our competitors are larger, more established, better financed and are much more experienced.

REVENUE LOSS BECAUSE OF KEY CUSTOMER LOSS OR FAILURE TO DEVELOP ADDITIONAL CUSTOMERS.

The foundation of our business plan is to continue to service our existing customer base and to acquire long-term contracts with new customers for third party logistics and freight brokerage services. If we are unable to retain current customers our revenues would decrease. If we are unable to increase our customer base for our services we would not be able to fulfill the revenue projections in our business plan.

MANUFACTURING CONDITIONS NEGATIVELY AFFECTING OUR CUSTOMERS


In the event of a slowdown in the manufacturing segment of the economy our existing and future revenue base would be impacted. This could have a material adverse effect on the Company's ability to perform the business plan, achieve profitability or continue in business.


INCREASE IN THE COST OF FUEL, ESPECIALLY DIESEL FUEL

Increased energy costs in the trucking industry could have a material adverse effect on the Company. In the past sharp increases in fuel costs have been at least partially passed on to our customers through increased rates or surcharges. However, the company may not be able to recover increased costs through increased rates in the future.

UNSATISFACTORY SERVICE FROM OUR FREIGHT CARRIERS.


If the contract carriers we hire to move the freight do not perform at the level necessary to satisfy our clients we could lose clients. If we are not able to provide clients with the level of service they expect it could have a material adverse impact on our ability to perform the business plan, achieve profitability or continue in business.

INCREASE FREIGHT COSTS.


Increased freight costs could have a material adverse effect on the Company. When we enter into long-term (generally 3 year) contracts with our third party logistics clients we establish a base rate for the cost of freight services. If freight costs increase our operating margins could decrease and have a significant effect on the earnings of the Company.

Increased freight costs could limit our ability to service our client base. If we are unable to recapture increased freight costs it may be wise and prudent to decline providing services.


CARRIERS INCREASE THEIR RATES OR REFUSE TO DO BUSINESS WITH US.


The nature of our business requires that others provide the transportation services necessary to fulfill our business obligations. Significant rate increases by carriers that could not be passed along to our customers would result in a negative and adverse condition which would necessitate that the company stop providing freight services to our customers. Business conditions could exist for carriers where they no longer chose to provide freight services either to the industry or to the company. If we did not or could not provide freight services to our customers it would have a material adverse effect on the company's revenues, profitability, and ability to execute the business plan.


OUR INABILITY TO HIRE ADDITIONAL QUALIFIED PERSONNEL

The company's revenues derive from the services that the employees perform. Clients expect the company's employees to possess significant levels of knowledge, skills and abilities. Executing the business plan requires that we hire people who are qualified to perform their individual functions. As our company grows we will have to hire more qualified people, if we are not able to do so we could lose existing clients and be unable to acquire new clients.

THE COMPANY'S FAILURE TO RAISE CAPITAL


The company requires significant capital to fund its growth including regional and national expansion of our market base, priority servicing by our carrier base and continued development of the proprietary software. It is necessary to have the capital to attract and retain employees, attract and retain customers, attract and retain carriers, and to attract and retain outside service providers. It is necessary to have the capital to develop relationships with banks and other debt funding entities. It is necessary to have the capital to commit to additional sites for operational efficiency. If we are not able to secure adequate equity funding, we will not be able to grow our business, compete effectively or achieve profitability. If the business plan cannot be implemented our financial condition or results of operations could be seriously harmed.

An integral part of the business plan is that we can gain a competitive advantage in service and/or cost by paying carriers at the time they complete their services. Our initial ability to rapidly pay these carriers is entirely dependent upon receiving equity funding.

The revenue and margin growth projected in the business plan is dependent on the company's ability to expand its market scope. To achieve revenue and margin growth it will be necessary to increase the efficiency of providing specialized services to our customer base. These efficiencies will be increased both through the use of the company's proprietary software and through developing new or acquiring existing companies that provide such specialized services. If we are not able to secure adequate equity funding, we will not be able to grow our business, compete effectively or achieve profitability.

Successful performance of the business plan is contingent on completion of the proprietary software program. Failure to complete the software will have a negative impact on the Company's ability to achieve the revenue and margins indicated in the business plan. . If we are not able to secure adequate equity funding, we will not be able to complete the development of the software, grow our business, compete effectively or achieve profitability.


GOVERNMENT REGULATIONS COULD HAVE A NEGATIVE IMPACT ON OUR COMPANY


The trucking industry is subject to possible regulatory and legislative changes that may affect the economics of the industry by requiring changes in operating practices or by changing the demand for common or contract carrier services or the cost of providing transportation services. These future regulations may unfavorably affect the company's operations and profitability.


LOSS OF KEY PERSONNEL


The company's success and execution of its business strategy will depend significantly upon the continuing contributions of, and on its ability to attract, train and retain qualified personnel. In this regard, the company is particularly dependent upon the services of Mr. Richard L. Windorski, Chairman of the Board, President and Chief Executive Officer. He has over 30 years experience in the manufacturing and transportation industry and has effectively proven that transportation brokerage/logistics management can be successful in a competitive marketplace if service is based on solid concepts and is believable on the part of the clients. Mr. Alvan W. Lafrenz is a Director on the Board, Corporate Secretary and Treasurer, and serves as Chief Financial Officer. He is a licensed Certified Public Accountant and has experience in the freight brokerage industry. His operational responsibilities include financial and human resource management. Mr. Robert Kuchowicz is Logistics Operations Manager and has over 35 years experience in the engineering, manufacturing and material management industries. Lynn Windorski has over five years experience in the freight brokerage business and is a Microsoft Certified Professional. She is in charge directing software development and Website management. The loss of the services of one or more of the company's key employees and the failure to attract, train and retain additional qualified personnel in a timely manner could have a material adverse effect on the company's business.

CONSIDERABLE INFLUENCE BY A FEW SHAREHOLDERS, BECAUSE OF THE CONCENTRATION OF STOCK OWNERSHIP


The company's existing directors, executive officers, and their respective affiliates are the beneficial owners of approximately 60% of the outstanding shares of our common stock. As a result, the company's existing directors, executive officers, principal shareholders and their respective affiliates, if acting together, would be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control of the company. These shareholders may have interests that differ from other shareholders of the company, particularly in the context of potentially beneficial acquisitions of the company. For example, to the extent that these shareholders are employees of the company, they may be less inclined to vote for acquisitions of the company involving termination of their employment or diminution of their responsibilities or compensation.


OUR STOCK WILL PROBABLY BE CLASSIFIED AS "PENNY STOCK",


Trading in our stock will be subject to the "Penny Stock Rules" which require brokers to provide additional disclosure in connection with any trades of "penny stock". The broker must deliver, prior to the trade, a disclosure describing the penny stock market and the risks associated with that market. The "penny stock" regulations could limit the ability of brokers to sell and purchasers to buy the shares offered in this prospectus. The company's stock will be subjected to the "Penny Stock" rules until its market price reaches a minimum $5.00 per share, subject to certain exceptions. Our stock will most likely be traded and quoted on the Over the Counter Bulletin Board which could cause some difficulty in disposing of the stock and getting accurate quotes on its market price.


ALL THE CURRENT SHAREHOLDERS SELLING ALL THE OUTSTANDING SHARES OF THE COMPANY.

The current shareholders of the company could sell all the outstanding shares of our company. That type of selling could have a negative impact on the price of the shares, which could result in the loss of the entire amount you may invest.

WE HAVE SUSTAINED LOSSES SINCE OUR INCEPTION

The company must increase its sales and secure additional equity financing in order to become profitable. We lost $301,619 for the period ended December 31, 2000 and $186,160 for three months ended March 31, 2001. Continuous losses will result in the failure of our company and loss of your investment.

ALL THE SHARES ISSUED AND IN SUPPORT OF THE CONVERTIBLE DEBENTURES ARE BEING REGISTERED

The market price of the shares, if a market is obtained, will significantly decrease if a substantial number of these shares are sold.

MANAGEMENT HAS THE RIGHT TO SELL SHARES

The members of management of our company as affiliates may, every three months, sell their shares in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the Company's then-outstanding common stock or the average weekly trading volume during the four calendar weeks prior to such sale. Future sales of such shares could have an adverse effect on the market price of the common stock.

A PUBLIC MARKET FOR OUR SHARES MAY NEVER DEVELOP

There is no public market for our shares at this time. If a public market is not developed, the shares will be totally illiquid and could not be sold on a public market.

OUR STOCK MAY BE THINLY TRADED, HIGHLY VOLATILE AND NOT FOLLOWED BY ANALYSTS

Our stock must be approved for quotation by a market maker through the NASD over-the-counter bulletin board or the National Quotation Bureau pink sheets. Stocks traded over these quotation systems are usually thinly traded, highly volatile and not followed by analyst.


                           FORWARD LOOKING STATEMENTS

Certain statements made in this prospectus relating to trends in the company's business, as well as other statements including words such as "believe", "expect", "estimate", "anticipate", and similar expressions, constitute forward looking statements within the meaning of Section 27A of the Securities Act, , and Section 21E of the Securities Exchange Act. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. The matters referred to in these forward looking statements that could be affected by the risks and uncertainties include, but are not limited to, the effect of general economic and market conditions, including downturns in customers' business cycles, the availability and cost of qualified shippers, the availability and price of diesel fuel, the impact and cost of government regulations and taxes on the operations of the business, competition, as well as certain other risks described herein. Subsequent written and oral forward looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere herein.

                                 USE OF PROCEEDS

New shares of the company's common stock will not be offered as a result of this prospectus. Second thru seventh sentence are deleted All of the funds representing the debt and equity received by the company have been used to fund the operations of the company. OrderPro will not receive any proceeds from this offering.

            MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS


The common stock of OrderPro Logistics, Inc. does not have an established trading market at this time. After this registration statement becomes effective, we will request a market maker to prepare and file the necessary document, a form 15c 2-11 with the NASD. We have not taken steps as yet to become trading other than this first step of registration.

All shares issued by the company are "restricted securities" within the meaning of Rule 144 under the 1933 Act. Ordinarily, under Rule 144, a person holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the company's then-outstanding common stock or the average weekly trading volume during the four calendar weeks prior to such sale. This same rule applies to those who are officers, directors or own 10% or more of the company even if the stock has been registered. Future sales of such shares could have an adverse effect on the market price of the common stock.


SHAREHOLDERS


As of June 26, 2001 there were a total 30 shareholders that currently hold restricted securities only. There are no other shareholders nor are any of the shares "free-trading".


                                DIVIDEND POLICY

The company has not paid any dividends on its common stock. The company currently intends to retain any earnings for use in its business, and therefore does not anticipate paying cash dividends in the foreseeable future.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the company's financial statements, including the notes thereto, appearing elsewhere in this prospectus.

OVERVIEW


OrderPro Logistics, Inc. was incorporated in the state of Arizona on May 12, 2000. The company had no operations until July 2000. Operations of OrderPro Logistics involve the transfer of freight from one point to another point by means of contracted truckers. Sales are achieved through both call-in freight brokerage and on-site logistics personnel. Freight can consist of both full truckloads and less than full truckloads. Efficiencies are gained by consolidating less than full truckloads into full truckloads. The Company provides freight brokerage, and logistics services through Internet access, on-sight presence and custom designed software. Our year-end is December 31.


FifthCAI, Inc. was incorporated on February 2, 2000 and had only limited operations until the reverse acquisition with OrderPro Logistics on September 29, 2000. In conjunction with the reverse acquisition, FifthCAI, Inc. transferred 4,660,000 shares to the former stockholders of OrderPro Logistics and changed its name to OrderPro Logistics, Inc. The original shareholders of FifthCAI retained 240,000 common shares.

SELECTED CONSOLIDATED FINANCIAL INFORMATION


The following consolidated financial information should be read in conjunction with "Management's Discussion and Analysis" and the audited financial statements, of December 31, 2001 and in conjunction with the unaudited statement of March 31, 2001 including the notes to the statements. We believe that the statements contain all normal recurring adjustments necessary to present a fair presentation of our financial information.


                                        December 31, 2000         March 31, 2001
                                        -----------------         --------------
                                           (audited)                (unaudited)
Statement of Operations Data
  Revenue                                $   809,872               $   388,846
  Net Income (Loss)                      $  (301,619)              $  (186,160)
  Net Income (Loss) per share            $     (0.07)              $      (.04)

Balance Sheet Data
  Total Assets                           $ 1,083,006               $ 1,119,343
  Total Current Liabilities              $   137,920               $ 1,208,079
  Stockholders Equity                    $   102,829               $   (88,730)

REVENUES AND OPERATING MARGINS


Revenue is derived from the brokerage of freight services. A customer either contacts OrderPro or contacts our on-site representative with details of freight that needs to be moved by truck.

OrderPro reported a net loss of $24,863 on revenues of $465,937 in the three months of operation from July 1, 2000 through September 30, 2000.

We continue to provide limited brokerage services to the customer but do not believe that the customer will return to its previous revenue levels unless they are able to solve their internal problems. Our operating margin is less than originally anticipated due to overall negative marketing conditions within the trucking industry, the higher price of diesel fuel, and difficulties in achieving load consolidation. Load consolidation has a direct relationship to operating margin. During the third quarter of 2000 fewer owner-operators were willing to haul loads due to such higher fuel costs. Pricing to customers was not readily adjustable due to contractual restrictions and the competitive environment. Additionally, management was deeply involved in effectuating the reverse merger during the third quarter of 2000. At the end of the quarter management began an aggressive marketing strategy designed to add additional customers to the revenue base. During November and December multi-year contracts were signed with two new logistics customers. Also, during October 2000 a new customer was added to the freight brokerage segment of the business. We currently have 40 customers. We expect to gain one new logistic customer every three months and two new brokerage customer each month. Presently, none of are customers utilize both our brokerage and logistic services at the same time.

Our operating margin from during 2000 was 8.5% and we anticipated it to be 25%. Our anticipate margin for the quarter ended March 31, 2001 was anticipated to be 25% and it actually was 14.5%. The factors that impacted our operating margin were lack of capital, higher fuel prices and general marketing conditions in the trucking industry. Lack of capital prevents us from consolidating less than truckload shipments into truckload shipments. Because of higher fuel prices it is more difficult to find owners/operators to haul loads at prices that would be profitable. Numerous small companies in the trucking industry have gone out of business reducing the number of companies available to haul freight. If our competitors are adequately funded, they would have margins we anticipated.

Revenue is derived from the brokerage of freight services. A customer either contacts OrderPro's central dispatch or contacts our on-site representative with details of freight that needs to be moved by truck.

OPERATING EXPENSES

The primary expense is the cost paid to the truckers for moving the freight. Additional cost is incurred in the splitting with logistics customers of the cost savings achieved by OrderPro Logistics. These costs amount to 85.5% of revenues for the three months ending March 31, 2001 and 80.4% of revenues for the short year ending December 31, 2000.

The second largest expense is for employees. Wages and benefits for the three months ending March 31, 2001 were 37.4% of revenues and for the short year ending December 31, 2000 were 21.2 % of revenues.

During the third quarter 2000 (the first quarter of operations by the company) operating expenses reflected the costs associated with funding our growth and effectuating the reverse merger. Administrative costs were higher due to one-time costs incurred in the reverse merger and travel costs associated with the marketing strategy implemented at the end of the quarter. One time costs incurred in the reverse merger include professional fees of $10,000 or 1.2% of 2000 revenues. Travel costs associated with the marketing strategy were $ 8,000 which is 1% of 2000 revenues Employee costs reflect the addition of the new personnel necessary to effectively manage and operate OrderPro as the marketing strategy is implemented. As new customers are signed to contracts additional personnel are required for both on-site and in supporting services. During the fourth quarter of 2000 hiring and training for all administrative functions was completed. Additional hiring and training of on-site and support personnel will continue as needed to fulfill contractual obligations with new customers.

In an effort to expedite full implementation of our software, we have entered into a contract with outside sources. The increased functionality that the software will provide is a key element in our marketing and business development strategy.


The contract is for services and the consideration is cash and debt. The other party is The Software Firm, Inc. of Tucson, AZ. The cost of the contract is $144,233.50.

We are currently using CATOC (computer assisted transportation operations control) software to management our internal operations. This system provides basic dispatch and accounting features used by operations personnel at the Tucson location. The system is not designed to provide features OrderPro requires internally and is not expandable to provide for our business expansion.


Our proprietary software system will be completed during the 3rd quarter 2001. The new system is accessible via the internet, and can be operated through the internet from virtually any location world wide. Features include direct access to our rate quotation system. Customers can access our Rate Quotation system via the internet to determine their freight cost, and in the case of our logistics clients can actually establish pricing features that provide for "built in" profit for all shipments. Additional features include direct access to our system from the customer's location for the entry of freight orders. It also has a feature for the direct entry of the bill of lading, a document required for all shipments. Other features include: tracing of shipments in process, and issuing of management reports for cost and on time performance. Our operations and management personnel have a full range of functions available for the management of all dispatch functions. The system provides for transfer of accounting data to Quickbooks through an interface feature. Quickbooks is an accounting system used by many small to medium sized companies, making our software even more attractive to this prospect base. We expect that our system will be one of the primary features a prospective client will consider, when entering into a contract with us to provide our services

FINANCIAL CONDITION


During the third quarter, 2000 OrderPro began the process of increasing equity capital to fund the growth of the company. Our strategic plan requires additional capital to gain market acceptance with both carriers and customers. The amount of capital needed to gain market acceptance is $4,000,000 which means that OrderPro can increase the number of truckers who want to move freight for our customers by implementing a rapid payment program. The increase in the number of truckers desiring to move freight for OrderPro will allow us to move more freight for our customers

The significant costs incurred to develop our proprietary software as of December 31, 2000 was $16,400 in cash and a convertible debenture in the amount of $80,000. The balance due as of December 31, 2000 was $31,383.50. As of March 31, 2001 the amount of cash paid increased to $24,625. The balance on the convertible debenture remained the same. The total balance due as of March 31, 2001 is $39,608.50. The total cost to develop our proprietary software is $144,233.50. Another major aspect of the strategic plan calls for rapid payment of carriers. Until such time as sufficient capital is available to fund both rapid payment of carriers and growth of the company this segment of the plan cannot be implemented. Currently, trade accounts receivables are less than trade accounts payable due to the use of cash to fund the growth of the company. During the third quarter 2000 (deleted) $84,080 was loaned to OrderPro's founder. The loan to the founder has been fully repaid. During the fourth quarter the company raised an additional $50,000 through the sale of 10% a convertible debenture. The debenture is convertible into 166,667 common shares of stock at $.30 per share. If additional capital were not provided to OrderPro it is believed that full implementation of the strategic plan would be in jeopardy.


SEASONALITY


We do not experience seasonal fluctuation other than weather related slowdowns.


LIQUIDITY AND CAPITAL RESOURCES


Cash and cash equivalents were $ 0 March 31, 2001 and December 31, 2000. Both periods represented overdrafts of $61,125 and $6,285, respectively. Net of the overdrafts, cash used by operations was $23,472 for the period ended March 31, 2001, compared to net cash used by operations of $(623) for the period ended December 31, 2000.

The  company  has  working   deficit   capital   (current  assets  less  current
liabilities) of $(922,836) and $(749,006) as of March 31, 2001 and December 31, 2000 respectively.

The audited financial statements, year ending December 31, 2000 have been prepared assuming that the Company will continue as a going concern. The Company commenced operations in 2000, had losses of $301,619 for the period ended December 31, 2000, and has limited working capital reserves. The Company expects to face many operating and industry challenges and will be doing business in a highly competitive industry. These factors raise substantial doubt about the Company's ability to continue as a going concern."

To date, the company has financed its operations principally through the sales its services (deleted) and the placement of a convertible debenture. OrderPro believes that it has and will have sufficient cash flow to continue its operations through June 30, 2001. We will consider both the public and private sale of securities and or debt instruments for expansion of its operations if such expansion would benefit the overall growth and income objectives of the company. Should sales growth not materialize, the company may look to these public and private sources of financing. We do not know whether we can obtain sufficient capital on acceptable terms, if at all. Under such conditions, failure to obtain such capital likely would affect adversely the company's ability to continue as a going concern, or at a minimum negatively impact the company's ability to timely meet its business objectives. Additional funds needed to continue operations from April 1 through June 30, 2001 are $500,000. Of this amount $350,000 will be raised through operations. However, the funds required to continue operations will not achieve solvency. The funds required to achieve solvent operations would be approximately $ 1,000,000, of which $350,000 would be raised through operations.

Specific use of the $500,000 would be $325,000 to pay truckers for services provided and $175,000 would be used to pay all other current operating expenses of OrderPro.

OrderPro's working capital and other capital requirements during the next fiscal year and thereafter will vary based on the sales revenue generated by the company. Management believes that a key operational need is to pay the truckers for their services on a basis which is superior to payment terms truckers receive from other shippers and brokers. When payment to the truckers is made quickly OrderPro can effectively negotiate for lower costs. When payment to the truckers is made quickly we will have a greater number of truckers desiring to haul freight for OrderPro.

The relationship between increased receivables and increased capital requirements is direct. As receivables increase the amount of capital needed to fund the rapid payment of truckers will increase. For each $100 increase in annual revenue an additional $18.75 in capital will be required. This additional capital will be used to fund the rapid payment of truckers. (The $18.75 is based on funding accounts receivable. $100 in annual revenue, requires $75 in accounts receivable funding. A/R turn of 90 days means 4 turns per year. 75/4 = $18.75).

We do not know if additional public or private financing, including debt or equity financing will be available as needed, or, if available, on terms acceptable to OrderPro. Any additional equity financing may be dilutive to shareholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common stock. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. The failure of OrderPro to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

Financial projections for the first four years, assuming proper equity funding are as follows:

FINANCIAL PROJECTIONS (000's)

                                                 For the year ended December 31,
                                          --------------------------------------------
                                            2001         2002        2003        2004
                                          -------      -------     -------     -------
Revenue                                   $ 2,500      $10,000     $25,000     $40,000
Direct Costs                                2,000        8,000      19,750      31,200
                                          -------      -------     -------     -------
Gross Profit                                  500        2,000       5,250       8,800

Sales, General & Administrative Costs         800          750       1,500       1,800
                                          -------      -------     -------     -------

Net Income (Loss) Before Income Taxes     $  (300)     $ 1,250     $ 3,750     $ 7,000
                                          =======      =======     =======     =======

                       WHERE YOU CAN FIND MORE INFORMATION

The OrderPro is subject to the reporting requirements of the Securities Exchange Act. We have filed this registration statement, which includes this prospectus and exhibits, electronically with the Securities Exchange Commission under the Securities Act. This prospectus omits certain information contained in the registration statement on file with the Commission pursuant to the Act and the rules and regulations of the Commission. This registration statement, including the exhibits, may be reviewed and copied at the public reference facilities maintained by the Commission located at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of the registration statement and the exhibits can be obtained by mail, for a proscribed fee, from the Public Reference Branch of the Commission at 450 Fifth Street, N.W. Washington D.C. 20549. The Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding our filings including this registration statement and its exhibits that were file electronically with the Commission at http://www.sec.gov. All the filings of our company may be reviewed at said Internet site. The company also maintains an Internet site at www.orderprologistics.com


                      BUSINESS OF ORDERPRO LOGISTICS, INC.

HISTORY AND PRODUCTS

OrderPro Logistics Inc. is a Nevada corporation with corporate headquarters located in Tucson, Arizona. During September 2000 OrderPro Logistics, Inc (an Arizona Corporation) merged with FifthCAI, Inc. (a Nevada corporation) and changed the name of FifthCAI, Inc. (NV) to OrderPro Logistics, Inc. (NV). Operations of the business activities began July 1, 2000.


OrderPro  was  created  to  capture  the   potential  of  the  Internet  in  the
transportation and logistics business employing new and innovative processes.

The company has one business with two segments, freight brokerage and on-site logistics management services. These two areas are to be fully integrated with the use of the Internet and the proprietary OrderPro software. There is no difference between the "logistics business" and the "freight brokerage business" with the exception of there generally being a company employee located at the customer's office. Even then the employee of OrderPro may work on clients other than the one at which he is located. Except for volume that may justify the location of an employee at the customer's location all other factors work the same as the freight brokerage including use of the same software systems and clearing through a central location.

OrderPro software is accessible on the internet and can be operated from virtually any location worldwide. Features include direct access to OrderPro Logistics, Inc.'s rate quotation system, entry of freight orders, entry of bill-of-lading (a document required for all shipments), tracing of shipments in process, and generation of management reports. Multi-tiered rate quotations are possible and when used by customers it is possible to generate freight cost savings on each order."

OrderPro Logistics, Inc. can derive a great amount of benefit from the proprietary software. Higher efficiency in receiving orders, preparing required documents and management reports would result in lower manpower costs. Customers of OrderPro Logistics, Inc. can also derive a benefit from the use of the software. Salesmen in the field are able to access the system and receive firm rate quotes at the point of sale enhancing their ability to close the sale. The customer, through the use of the multi-tiered rate quotations can achieve cost savings by selling freight at market rates and receiving freight services at lower than market rates.


Richard L. Windorski, OrderPro Logistics, Inc. President and CEO, has over 30 years experience in the transportation industry. He leads a team capable of working across functional lines to maximize efficiency and customer service.

OrderPro Logistics, Inc. provides all levels of service necessary to meet client needs. These services range from online freight booking/order retrieval to full time on-site logistics management and consultation.


We are establishing a presence on the Internet with a database of information relevant to the shipment, costing, and control of freight. The value of this data base to our clients provides them an opportunity to manage freight and achieve reductions in the overall cost of the freight function. The data base will provide real time reporting to our clients that will enable them to make decisions affecting current cost conditions, rather than experiencing negative conditions and not recognizing problems until well after they have occurred. Sharing the cost savings with the customer creates the new niche in the freight brokerage industry. This niche will provide small to medium sized manufacturers an opportunity to become more competitive with larger manufacturers by not just reducing freight cost but by turning freight activity into a profit center. Our ability to partner with their customers is entirely unique within the transportation industry. In the trucking industry it is unusual for a freight broker to share cost savings with its customers. This cost saving arrangement will allow OrderPro to expand its business at a higher than conventional rate because customers benefit from the cost sharing arrangement.

We will provide our services to small to medium size shippers and small to medium size freight motor carriers. These companies typically do not have, or cannot afford the costs associated with these systems. We will make our system available to our freight clients, thereby in affect "leveling" the playing field as those clients compete in the marketplace.

The company's primary objective is to combine the functional elements of third-party freight management services with Internet based communication and carrier/shipper benefits provided by its proprietary software. Services provided include: consolidation of freight shipments, backhaul contracts, and private fleet management in addition to inbound and outbound freight scheduling. The resultant savings generated by OrderPro are shared with its client according to our unique sharing formula. This approach creates an immediate awareness by our client as to the important role we perform for them. This awareness provides the basis for positive long term relationships and minimizes the impact of competition in the marketplace.

This unique arrangement with our customers will allow us to expand market share at a rate in excess of that which would normally be expected under more conventional supplier/vendor circumstances.


TARGET MARKETS AND DISTRIBUTION


The current market in transportation is comprised primarily of traditional LTL (Less than Truckload) and Truckload carriers. According to an article in TRANSPORT TOPICS (6/19/00 edition) "Trucking Companies Fertile Ground For Internet Boom"; "72% of all trucking companies operated six or fewer trucks and even a company as large as Schneider National-with annual revenue close to $3 billion-garnered a relatively insignificant share of an estimated $450 billion spent each year on transportation." By creating a new niche in the market, the company will take advantage of the prospect base for both our services and products. There are thousands of manufacturers and distribution companies comprising this prospect base. The company will offer much of its freight shipment business to the trucking "have-nots", those without sophisticated Internet capability. Almost all companies have Internet access. The target market of OrderPro. will have Internet access but will lack the website based ordering, bill of lading and rate quotation capabilities. We will provide these services to our customers. We will provide these carriers with a competitive level playing field when they work within our system. We will demonstrate to our customers how hidden profits exist for their enterprise when our expertise and proprietary software is brought into play. We have concentrated on small to medium sized manufacturers in the mid-western United States and we will be expanding throughout the southeastern and western United States during 2001. The current market potential for our services is believed to be about $450,000,000 by virtue of our offering third party logistics in combination with leading edge technology via the Internet.

Revenue growth is dependent upon both adding new logistics and freight brokerage customers in addition to growth of existing customer sales. During the first half year, ending December 2000, we have added two new manufacturing businesses as logistics clients. These new customers will provide the initial volume of business to achieve the growth plan for 2001.

The freight brokerage business includes call-in and Internet servicing of customers by personnel at corporate headquarters. On-site logistics managers with support personnel at corporate headquarters fill our contracted logistics customers needs. The use of the Internet and other electronic data exchange mediums enables smooth integration of both functional areas.

Small to medium sized manufacturers constitute the backbone of the US economy and we have identified several segments within this group to focus our marketing efforts. In general, these firms do not belong to the Fortune 1000; many have sales in the $5M to $50M range and are among the 69% of shippers who use brokers or other third parties to manage their freight.


OrderPro will utilize our in-house sales and marketing group as well as key national distributors to sell our services. OrderPro expects to expand its business by providing a focused sales effort, relying upon "networking" and referrals from existing customers that will attest to the quality of our service. We provide a unique formula , (not used by our competition), that enables customers to actually realize a profit from the shipment of freight through our brokerage service. This service is a function of our proprietary web based order management system, specifically the "Rate Quotation" feature. OrderPro, through its standard logistics agreement, (usually for a period of 2 years or more), will actually provide freight management personnel and computer equipment at the customers location. The customer realizes an immediate savings because of the fixed costs of the position being provided by us. Through our expertise, we improve the customers freight cost by providing our ability to negotiate with various carriers to reduce the clients cost. OrderPro, through it unique formula, shares savings with its customer on a 50/50 basis. This approach creates a true "partnership" to the relationship between us and our customer since both parties benefit equally. Additionally, OrderPro through its web based management system provides customers a myriad of features, including direct entry of shipping bills of lading, freight order entry, shipment tracing and management reports for cost and status. All these features are available on a real time basis. Our proprietary system is expected to be the factor that a prospect will determine to be the difference between our competition and us.


COMPETITION

Primary competition for the freight brokerage segment of the business comes from numerous existing and new freight brokers. Due to the low barriers for entry many new non-asset based freight brokers have entered the marketplace. Most of these competitors are limited to freight matching or load bidding Websites.


All  of  the  companies  that  provide  freight   transportation   services  are
potentially competitors of OrderPro.

In the logistics segment, most of the existing companies in this industry are large organizations going after the business of major manufacturers. Although our company will initially target small to medium size companies, it could face intense competition from those large organizations because of the advantage of our product.

The advantage we are referring to is the software's multi-tiered pricing capability. If large organizations commit the resources to develop software with similar functionality they could aggressively pursue the smaller manufacturers.

OrderPro is in competition with both companies that own trucks and companies that only provide freight brokerage or third-party logistics services. Many of the large truck owning companies aggressively pursue the freight business of manufacturers. Incentives such as fixed discounted rates and guaranteed performance are offered to large manufacturers in an effort to obtain exclusive business arrangements. Smaller truck owning companies generally lack direct marketing functions but rely on established business relationships based on historical performance and interpersonal relationships. Freight brokers compete with us on a daily basis for both sales volume and securing the services of truck owning companies. A recent entry into the marketplace are the internet freight load matching services. These services provide an internet site where freight loads can be posted and then bid on by truck owning companies. Third-party logistics service providers have also increased in number in the recent years reflecting an expansion of this field within the transportation industry.

We can compete effectively in our market niche. Small to medium sized manufacturers are not aggressively pursued by most third-party logistics services providers because of their lower than desired freight volume. The software we developed can provide the efficiencies necessary to justify servicing these manufacturers with third-party logistics services. Competition from other freight brokerage companies provides the greatest challenge. Generally these companies are small "mom and pop" operations that have an established customer base. However, many of these competitors do not have the technical capability to compete with OrderPro's efficiencies such as online quotations, online freight order entry, online bill-of-lading preparation, load tracking and management report generation. The competitive challenge is to attract the freight brokerage customers away from their current freight broker. Often time strong interpersonal relationships exist between these parties. We can compete against these relationships with our proprietary software.


PATENTS, TRADEMARKS AND LICENSES


We have applied for trademark protection on the name "OrderPro Logistics".


COMPLIANCE WITH ENVIRONMENTAL LAWS AND REGULATIONS


We are not subjected to environmental laws and regulations, however many of our customers may be and as such the laws and regulations could have an indirect effect on OrderPro.


RESEARCH AND DEVELOPMENT EXPENDITURES


Research and development expenditures have been nominal however, we have spent, as of December 31, 2000, the sum of $61,773 and will spend another $131,139 over the next fiscal year in the completion of our proprietary software.

EMPLOYEES


OrderPro has 10 full-time employees. We have no collective bargaining agreements with our employees. We believe that our employee relationships are satisfactory.


                           DESCRIPTION OF PROPERTIES


Our current facilities, located in the Northwest Corporate Center, 7400 North Oracle Road, Tucson, Arizona are expected to be adequate through 2001. Provisions have been made and we have a commitment for additional space in the building for expansion purposes if needed. Corporate headquarters expansion and related overhead is minimal and disproportionate as the company grows.


The monthly lease payment is $3,521 with annual escalations through May 31, 2003.

LEGAL PROCEEDINGS

The company's management feels that, to the best of its knowledge, there are no material litigation matters pending or threatened against it or its property.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


The following table sets forth the names and ages of the current directors and executive officers of OrderPro and the principal offices and positions with the company held by each person. The executive officers of OrderPro are elected annually by the board of directors. Each year, the stockholders elect the board of directors. The executive officers serve terms of one year or until their death, resignation or removal by the board of directors. There was no arrangement or understanding between any executive officer and any other person pursuant to which any person was elected as an executive officer.


     Name             Age                       Position
     ----             ---                       --------
Richard L. Windorski  61  President, Chief Executive Officer and Director
Alvan W Lafrenz       51  Secretary/Treasurer, Chief Financial Officer, Director
Robert Kuchowicz      59  Logistics Operations Manager


Mr. Richard L. Windorski is Chairman of the Board, President and Chief Executive Officer. He has over 30 years experience in the manufacturing and transportation industry and has effectively proven that transportation brokerage/logistics management can be successful in a competitive marketplace if service is based on solid concepts and is believable on the part of the clients. His experience includes senior positions in materials and production management during
employment  with;   Control  Data  Corporation,   a  pioneer  computer  hardware
manufacturer; Arctic Enterprises, a recreational vehicle manufacturer; and Wausau Homes, a builder of factory built custom homes. He has worked in the for-hire transportation industry as President of a regional contract carrier and transportation broker. For the past five years Mr. Windorski has served as founder and President of EMC Transportation, Inc., which until June 30, 2000 provided the freight brokerage services upon which OrderPro Logistics, Inc. built its base. He holds a Bachelor of Science in Business Administration from the University of Minnesota.

Mr. Alvan W. Lafrenz is a Director on the Board, Corporate Secretary and Treasurer, and serves as Chief Financial Officer. He is a licensed Certified Public Accountant and has experience in the freight brokerage industry. Mr. Lafrenz holds a Bachelor of Science-Accounting and a Bachelor of Science-Finance (cum laude) from The University of Arizona. His operational responsibilities include financial and human resource management.

Mr. Robert Kuchowicz is Logistics Operations Manager and has over 35 years experience in the engineering, manufacturing and material management industries. He has held senior management positions for the last 20 years and brings significant knowledge and background in manufacturing management to the company.


There are currently no committees on the board of directors.


                             EXECUTIVE COMPENSATION

The following sets forth the annual compensation of our Chief Executive Officer for the fiscal year ended December 31, 2000. No officer or employee of OrderPro receives annual compensation of more than $100,000.

                             LONG TERM COMPENSATION

                                      ANNUAL COMPENSATION                   AWARDS              PAYOUTS
                             ------------------------------------  ------------------------     --------
                                                                   Restricted    Securities
                                                   Other Annual      Stock       Underlying       LTIP         All Other
                      Year   Salary($)  Bonus($)  Compensation($)   Awards($)  Options/SARs(#)  Payouts($)  Compensations($)
                      ----   ---------  --------  ---------------   ---------  ---------------  ----------  ----------------
Richard Windorski     2000   $48,000       0            0              0             --             0              0

There were no options or grants during or at fiscal year end 2000.

COMPENSATION OF COMPANY DIRECTORS


Directors of the company do not receive any cash compensation, but are entitled to reimbursement of their reasonable expenses incurred in attending directors' meetings.


                       EMPLOYMENT AND RELATED AGREEMENTS


OrderPro has no Employment Agreements.


INDEMNIFICATION OF OFFICERS AND DIRECTORS


The laws of the State of Nevada and our Bylaws, as amended, provide for indemnification of our directors, officers and agents for liabilities and expenses that they may occur in said capacities. Generally, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interest of OrderPro, and with respect to any criminal action or proceeding that the indemnitee had no reasonable cause to believe was unlawful.

The company has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Act is against public policy as expressed in the Act and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


As part of the formation of OrderPro, Mr. Richard L. Windorski, the major beneficial shareholder President and CEO contributed furniture, property and other assets to OrderPro in exchange for common stock of the company.

At December 31, 2000 and March 31, 2001, the company has a receivable for an officer and director of the company in the amount of $2,933 and $1,134, respectively. The company also has a loan payable to an officer of $189,904 and $180,648 at December 31, 2000 and March 31, 2001, respectively. Interest expense was $2,654 and $5,696, respectively.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth certain information regarding beneficial ownership of our common stock as of the date of this prospectus by: (i) each stockholder known by us to be the beneficial owner of more than five percent of the outstanding common stock, (ii) each director of the company and (iii) all directors and officers as a group. The percentages shown are based on the 4,900,000 shares of common stock outstanding as of the date of this prospectus.


All those named in the following table can be contacted through OrderPro Logistics, Inc 7400 N. Oracle Road Suite 372, Tucson, AZ 85704


                                                                 Percentage
      Name                        Number of Shares(1)        Beneficially Owned
      ----                        -------------------        ------------------
Richard L.Windorski (2)               2,812,000                     57.3%
Alvan W.Lafrenz                         200,000                      4.1%
All officers and directors as
 a group (2 persons)                  3,012,000                     61.4 %

----------
1 Except as otherwise indicated, we believe that the beneficial owners of common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, conversion privileges or other rights currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

2. Mr. Windorski is the beneficial owner of a company known as OP Logistics, L.P. that is the registered owner of the common shares.

                              SELLING SHAREHOLDERS

The following table sets forth the number of shares of common stock the selling shareholders may offer for sale from time to time. The office or material position held by a selling shareholder now or within the past three years is indicated. The percentage owned after the offering is not indicated unless it exceeds 1% of the class of shares.

                                                    Amount of                                  Shares of
                                                    Beneficial            Shares of           Common Stock
                                                    Ownership            Common Stock         Beneficially
      Name of                                       Prior to           Being Offered           Owned After
     Selling                                      This Offering          Pursuant to         This Offering(1)
    Shareholder                                Number      Percent     this Prospectus     Number      Percent
    -----------                                ------      -------     ---------------     ------      -------
OP Logistics L.P (2)                         2,812,000      57.3%         2,812,000      2,812,000       49.3%
RER Consulting, Inc (3)                        245,000       5.0%           290,000 (6)    290,000        5.0%
Econometric Consultants, Inc. (3)              245,000       5.0%           245,000        245,000        4.3%
Alvan W.Lafrenz (2)                            200,000       4.1%           200,000        200,000        3.5%
John Sweariningen                               80,000       1.6%            80,000         80,000        1.4%
Genevieve Attarian                              80,000       1.6%            80,000         80,000        1.4%
Kathleen K. Yasick                              25,000                       25,000         25,000
Lynn M. Windorski                               25,000                       25,000         25,000
Lori R. Cochran                                 25,000                       25,000         25,000
Sarah J. Proctor                                25,000                       25,000         25,000
Emilie Milligan                                 60,000       1.2%            60,000         60,000       1.05%
Sondra Lafrenz                                  50,000      1.02%            50,000         50,000
Academic Experties S.R.L.                      100,000      2.04%           100,000        100,000       1.75%
Business and Sciences S.R.L.                   100,000      2.04%           100,000        100,000       1.75%
West Side Securities, S.A.                     100,000      2.04%           100,000        100,000       1.75%
International Management Securities, S.A.      100,000      2.04%           100,000        100,000       1.75%
World Fund of Investments S.A.                 100,000      2.04%           100,000        100,000       1.75%
James K. Larrington Corporation                 10,000                       26,667 (6)     26,667
Joel K. Windorski                                5,000                       21,667 (6)     21,667
Wallace A. Jacobsen                              6,750                       15,084 (6)     15,084
Mark and Karen Senden                            6,750                        6,750          6,700
Richard and Mary Jo Valentino                    6,000                        6,000          6,000
Richard and Sandra Valentino                    16,750                       16,750         16,750
Rex Cochran                                     16,750                       16,750         16,750
Rex W. Cochran                                  40,000                       40,000         40,000
Heather M. Honert                               80,000      1.63%            80,000         80,000        1.4%
Corporate Architects Inc (4)                   127,500       2.6%           127,500        127,500       2.23%
Ken R. Lew (4) (5)                              30,000                       30,000         30,000
KL Professional Consulting (4)                  22,500                       22,500         22,500
Carl P. Ranno(4)                                60,000      1.22%            60,000         60,000       1.05%
Corporate Financial Ventures, LLC (6)(7)       166,667                                     166,667        2.9%
Anthony Bellassai (6)                           66,667                                      66,667        1.1%
The Software Firm Inc. (6)                     266,667                                     266,667        4.6%
Richard A. Schmidt (6)                         100,000                                     100,000       1.75%
Judith Decent (6)                               16,667                                      16,667
Thomas Windorski (6)                            16,667                                      16,667
Robert Kuchowicz (6)                            33,333                                      33,333
Larry Porter (6)                                33,333                                      33,333
Robert Best (6)                                 66,667                                      66,667        1.1%
      Total                                  5,703,334

(1)  All of these shares are currently restricted under Rule 144 of the Act.
(2)  Indicates shares issued to the officers and directors
(3) Indicates common shares issued, in lieu of cash, for consulting services rendered.
(4)  Indicates common shares retained by original shareholders of FifthCAI, Inc.
(5)  Mr. Lew is also the beneficial owner of KL Professional Consulting.

(6) Indicates common shares issuable upon conversion of convertible debentures due from October 31, 2001 through June 13, 2002. The conversion rate is $.30 per share and the annual interest rate is 10%.

(7) The partners of Corporate Financial Ventures are Mr. Ed Lonergan, Mr. Ken Lew and Mr. Carl Ranno.

Based upon the information supplied to us, the following natural persons hold voting or investment power over the following entities

               Entity                                       Natural Person
               ------                                       --------------
    OP Logistics                                         Richard L. Windorski
    RER Consultants, Inc.                                Robert Ringle
    Econometric Consultants, Inc.                        Sam Milligan
    Acedemic Experts S.R.L.                              Escabar Alfaro
    Business and Sciences S.R.L.                         Guillermo Fuentes
    West Side Securities S.A.                            Patricio Davilo
    International Management Securities, S.A.            Rodrigo Higuera
    World Fund of Investments S.A.                       Cristian Letelier
    James K. Larrington Corporation                      James L. Larrington
    Corporate Architects Inc.                            Edmond Lonergan
    KL Professional Consulting                           Ken R.Lew
    Corporate Financial Ventures, LLC                    Edmond Lonergan


                              PLAN OF DISTRIBUTION

The securities are not being offered through an underwriter. The shares may be offered for sale, from time to time, by the security holders their assigns, successors or pledgees. The sales may be offered pursuant to this prospectus on any stock exchange, trading facility or market wherein said securities are traded. They may also be sold in a private transaction. All sales may be for a fixed or negotiated price. The security holder may sell our securities in any of the numerous transactions permitted by applicable law. Some of those methods of sale include: ordinary broker transactions, block trades, direct sales to a broker dealer as a principal or a partial sale through a broker-dealer at a specific price. The selling shareholder may also sell our shares under the Securities Act Rule 144 and not under this prospectus, if they meet the criteria and conform to said rule.

The selling shareholders may utilize the services of a broker-dealer to participate in the sale of the subject securities, which may include sales of the securities to other broker-dealers. The broker-dealer may receive commissions or discounts from the seller on the sale or sometimes from the purchaser if they act as an agent for the purchaser. It is anticipated that the commissions or discounts shall be customary for these types of transactions.

Under the Securities Act, the selling shareholders and the broker-dealers involved in the sale of our securities may be "underwriters" within the meaning of Section 2(11) of the Act, and any commissions received by these broker-dealers or agents and any profits on the resale of the shares purchased by them may be considered underwriting compensation under the Act.

Under the Exchange Act and its applicable regulations, any person engaged in the distribution of the shares offered by this prospectus may not simultaneously engage in market making activities with respect to the common stock of our company during the applicable "cooling off" periods prior to the commencement of such distribution. The selling shareholders will also be subject to applicable provisions of the Exchange Act and its rules and regulations, including without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of sales and purchases of common stock by selling shareholders.

The company will pay all fees and costs associated with the registration of these shares, however, it will not pay any commissions, discounts, underwriters fees or fees for dealers or agents.

                           DESCRIPTION OF SECURITIES


The authorized capital stock of the OrderPro Logistics, Inc. currently consists of 100,000,000 shares of common stock, par value $.0001 per share. The authorized number of directors on the board of directors is not less than one nor more than seven.

Our transfer agent is Computershare Investor Services, 12039 West Alameda Parkway, Suite Z-2, Lakewood, CO 80228.

The following summary of the capital stock of OrderPro as set forth in the following statements is not complete. These statements are subject to and qualified in their entirety by the detailed provisions found in the company's Articles of Incorporation with amendments and the company Bylaws.


There are 4,900,000 shares of common stock outstanding, as of the date of this prospectus.


Holders of common stock are entitled to one vote per each share standing in his/her name on the books of the company as to those matters properly before the shareholders. There are no cumulative voting rights and a simple majority controls. The holders of common stock will share ratably in dividends, if any, as declared by the board of directors in its discretion from funds or stock legally available. Common stock holders are entitled to share pro-rata on all the company's assets after the payment of all liabilities, in the event of dissolution.


OPTIONS


As of the date of this prospectus there are no options authorized by OrderPro.


                                  LEGAL MATTERS

Carl P. Ranno, Phoenix, Arizona, will pass upon the validity of the securities offered hereby for OrderPro Logistics, Inc.

                                     EXPERTS


The financial statements of OrderPro Logistics, Inc. audited and reviewed, included herein and elsewhere in this registration statement, have been included herein and in the registration statement in reliance on the report of Marshall & Webber, CPA's, P.L.C., appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements with the accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                              FINANCIAL STATEMENTS

                            ORDERPRO LOGISTICS, INC.

                           DECEMBER 31, 2000 (AUDITED)

                                       AND

                        THREE MONTHS ENDED MARCH 31, 2001
                                   (UNAUDITED)

                          INDEX TO FINANCIAL STATEMENTS

                                                                        Page
                                                                        ----

Independent Auditors' Report .........................................   F-1

Consolidated Financial Statements

  Balance Sheets .....................................................   F-2

  Statements of Operations ...........................................   F-3

  Statements of Stockholders Equity (Deficit) ........................   F-4

  Statements of Cash Flows ...........................................   F-5

  Notes to Financial Statements ......................................   F-6

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders and the Board of Directors of OrderPro Logistics, Inc.

We have audited the accompanying balance sheet of OrderPro Logistics, (the "Company") as of December 31, 2000 and the related statements of operations, stockholders' equity and cash flows for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OrderPro Logistics, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the period then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company commenced operations in 2000, had losses of $301,619 for the period ended December 31, 2000, and has limited working capital reserves. The Company expects to face many operating and industry challenges and will be doing business in a highly competitive industry. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are discussed in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.


/s/ MARSHALL & WEBER, CPA's, P.L.C.

Scottsdale, Arizona
April 13, 2001

                            OrderPro Logistics, Inc.
                                  Balance Sheet

                                                                   December 31,           March 31,
                                                                      2000                  2001
                                                                   -----------           -----------
                                                                    (audited)            (unaudited)
                                     ASSETS

Current Assets
  Accounts receivable - trade                                      $   231,263           $   284,109
  Due from officer and employee                                          2,933                 1,134
  Prepaid expenses                                                       2,374                    --
                                                                   -----------           -----------
        Total Current Assets                                           236,570               285,243

Property and equipment, net of accumulated depreciation                 21,992                20,474

Purchased and internally developed software, net of
 amortization                                                          191,248               188,655
Customer lists, net of amortization                                    483,196               474,977
Deposits                                                               150,000               150,000
                                                                   -----------           -----------
        Total Assets                                               $ 1,083,006           $ 1,119,349
                                                                   ===========           ===========

                  LIABILITIES and STOCKHOLDERS' EQUITY

Current Liabilities
  Bank overdraft                                                   $     6,285           $    61,125
  Accounts payable                                                     512,617               663,160
  Accrued liabilities                                                   49,030                89,293
  Notes payable                                                         97,740                50,353
  Convertible debentures                                               130,000               163,500
  Due to officer                                                       189,904               180,648
                                                                   -----------           -----------
        Total Current Liabilities                                      985,576             1,208,079
                                                                   -----------           -----------
        Total Liabilities                                              985,576             1,208,079

Stockholders' Equity
  Common stock - $.0001 par value, authorized 100,000,000
   shares, issued and outstanding 4,900,000 shares                         490                   490
  Additional paid in capital                                           398,559               398,559
  Accumulated deficit                                                 (301,619)             (487,779)
                                                                   -----------           -----------
        Total Stockholders' Equity                                      97,430               (88,730)
                                                                   -----------           -----------
        Total Liabilities and Stockholders' Equity                 $ 1,083,006           $ 1,119,349
                                                                   ===========           ===========

   The accompanying notes are an integral part of these financial statements.

                            OrderPro Logistics, Inc.
                             Statement of Operations


                                             From Inception       for the Three
                                                  to               Months Ended
                                              December 31,           March 31,
                                                 2000                  2001
                                              -----------           -----------
                                               (audited)            (unaudited)

Revenue                                       $   809,872           $   388,846

Direct cost of revenue                            741,148               332,432
                                              -----------           -----------

Gross Profit                                       68,724                56,414

Expenses
  Administrative costs                            152,832                34,358
  Amortization and depreciation                    28,170                20,554
  Rent and occupancy costs                         17,933                32,809
  Interest expense                                  9,262
  Employee costs                                  171,408               145,591
                                              -----------           -----------
        Total Costs                               370,343               242,574
                                              -----------           -----------
Loss before income tax benefit                   (301,619)             (186,160)
                                              -----------           -----------

Benefit of income taxes                                --                    --
                                              -----------           -----------

Net Loss                                      $  (301,619)          $  (186,160)
                                              ===========           ===========
Loss per common share
  Basic                                       $     (0.07)          $     (0.04)
                                              ===========           ===========
  Diluted                                     $     (0.07)          $     (0.04)
                                              ===========           ===========
Weighted average shares outstanding
  Basic                                         4,755,794             4,900,000
                                              ===========           ===========
  Diluted                                       4,755,794             4,900,000
                                              ===========           ===========

   The accompanying notes are an integral part of these financial statements.

                            OrderPro Logistics, Inc.
                        Statement of Stockholders' Equity


                                       Common Stock          Additional
                                  ----------------------      Paid In       Retained
                                    Shares      Amount        Capital       Earnings        Total
                                    ------      ------        -------       --------        -----
Balance at May 12, 2000
(date of incorporation)             752,000    $ 399,049                                 $ 399,049

Reorganization                    3,908,000     (398,583)    $ 398,583

Acquisition of FifthCAI, Inc        240,000           24           (24)

Net Loss                                                                   $(301,619)     (301,619)
                                  ---------    ---------     ---------     ---------     ---------

Balance at December 31, 2000      4,900,000          490       398,559      (301,619)       97,430

Net Loss (unaudited)                                                        (186,160)     (186,160)
                                  ---------    ---------     ---------     ---------     ---------

Balance at March 31, 2001         4,900,000    $     490     $ 398,559     $(487,779)    $ (88,730)
                                  =========    =========     =========     =========     =========

   The accompanying notes are an integral part of these financial statements.

                            OrderPro Logistics, Inc.
                             Statement of Cash Flows

                                                                       From Inception      For the Three
                                                                             to            Months Ended
                                                                         December 31,         March 31,
                                                                            2000                2001
                                                                         ---------           ---------
                                                                         (audited)          (unaudited)
Loss from operations                                                     $(301,619)          $(186,160)
Adjustments to reconcile loss from operations
 to net cash provided by (from) operating activities:
  Amortization and depreciation                                             28,170              20,554
Changes in operating assets and liabilities
  (Increase) in accounts receivable                                       (231,263)            (52,846)
  (Increase)/decrease in due from officer and employee                      (2,933)              1,799
  (Increase)/decrease in prepaid expenses                                   (2,374)              2,375
  (Increase) in deposits                                                  (150,000)
  Increase on bank overdraft                                                 6,285              54,840
  Increase in accounts payable                                             512,617             150,543
  Increase in accrued liabilities                                           49,030              40,263
  Increase in notes payable                                                 97,740                  --
                                                                         ---------           ---------
        Net cash provided by operating activities                            5,653              31,368

Cash Flows from Investing Activities
  Acquisition of property, equipment and other operating assets           (642,932)             (8,225)
                                                                         ---------           ---------
        Net cash (used in) investing activities                           (642,932)             (8,225)

Cash Flows from Financing Activities
  Repayment of notes payable                                               (47,387)
  Proceeds from convertible debentures                                     130,000              33,500
  Proceeds/(repayments) of loan from officer                               189,904              (9,256)
  Proceeds from sale of common stock                                       317,375                  --
                                                                         ---------           ---------
        Net cash provided by financing activities                          637,279             (23,143)
                                                                         ---------           ---------

Net increase in cash and cash equivalents                                        0                   0

Cash and cash equivalents at beginning of period                                 0                   0
                                                                         ---------           ---------
Cash and cash equivalents at end of period                               $       0           $       0
                                                                         =========           =========

Supplemental cash flow information:
 Noncash investing and financing activities:
  Property and equipment acquired for common stock                       $  81,674           $       0
                                                                         =========           =========

   The accompanying notes are an integral part of these financial statements.

                            OrderPro Logistics, Inc.
                          Notes to Financial Statement
               for the period from inception to December 31, 2000
            and for the three months ended March 31, 2001 (unaudited)


Note 1 - The Company

OrderPro Logistics, Inc. (the "Company") was incorporated in the state of Arizona on May 12, 2000 (`date of inception"). The Company had no operations until July 2000. The Company provides freight brokerage, and logistics services through internet access, on-sight presence and custom designed software.

On September 29, 2000, the Company acquired FifthCAI, Inc., a public shell corporation, in a capital transaction accompanied by a stock recapitalization. FifthCAI, Inc. was incorporated on February 2, 2000 and had only limited operations until its acquisition by OrderPro Logistics on September 29, 2000. In conjunction with the acquisition, the Company issued 240,000 shares of its common stock to the former stockholders for FifthCAI, Inc. On a pro forma basis, had the merger occurred on May 12, 2000, the combined loss would have been $1,300 greater. In conjunction with the acquisition, the Company had a reorganization of it equity to establish a par value of $0.0001 per share and accomplish a 6.20 shares for one split.

MANAGEMENT PLANS

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company had limited operations in 2000, had losses of $301,619 from the date of inception through December 31, 2000, a loss of $177,108 for the three months ended March 31, 2001 and has limited working capital reserves. The Company expects to face many operating and industry challenges and will be doing business in a highly competitive industry.

Capital reserves at December 31, 2000 and March 31, 2001 were essentially depleted. The Company plans to increase working capital through the sale of stock and debentures as well as seek strategic mergers or acquisitions in the industry to increase revenue and cash flow.

If the Company is unable to increase sales as expected, and/or raise additional interim capital to fully implement its business plan, it may jeopardize the ability of the Company to continue as a going concern.

These financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                            OrderPro Logistics, Inc.
                          Notes to Financial Statement
               for the period from inception to December 31, 2000
            and for the three months ended March 31, 2001 (unaudited)
                                   (Continued)


Note 2 - Significant Accounting Policies

REVENUE AND EXPENSE RECOGNITION - The Company recognizes revenue when the freight is tendered to the carrier at origin, and the Company records the concurrent liability to the carrier and any other expenses related to shipment for which the Company is liable. Where the Company does not assume the liability for payment of expenses or risk of collection, it recognizes commission upon performance of services.

ACCOUNTS RECEIVABLE - The Company recognizes revenue based on its revenue recognition policy and provides an allowance for doubtful accounts based on the Company's evaluation of credit worthiness and collection prospects for each client. All amounts are estimated to be collectible.

PROPERTY AND EQUIPMENT - Property and equipment are carried at cost less accumulated depreciation. Cost was determined based on the depreciated carrying value of the stockholder at the time the assets were placed in the Company. Property and equipment is depreciated on a straight line basis over the estimated useful life of the asset, ranging from three to seven years,

PURCHASED AND INTERNALLY DEVELOPED SOFTWARE - The Company is committed to completion of an internet and software system for its internal use and potentially for sale or lease to third parties. In accordance with the provisions of the American Institute of Certified Public Accountants Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" the Company has capitalized certain costs incurred in the development of internal-use software. The remaining development costs related to completion of this asset is estimated to be $200,000. The amount capitalized as an asset of the Company is being depreciated over its estimated useful life.

INCOME TAXES - The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, which requires the use of an asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                            OrderPro Logistics, Inc.
                          Notes to Financial Statement
               for the period from inception to December 31, 2000
            and for the three months ended March 31, 2001 (unaudited)
                                   (Continued)


Note 3 - Property and Equipment

Property and equipment consist of the following:

                                               Dec. 31, 2000    March 31, 2001
                                               -------------    --------------

     Computers                                    $13,772           $13,772
     Furniture and equipment                       11,299            11,299
                                                  -------           -------
                                                   25,071            25,071
     Less: accumulated depreciation                 3,079             4,597
                                                  -------           -------
                                                  $21,992           $20,474
                                                  =======           =======

Depreciation and amortization expense for the periods ended December 31, 2000 and March 31, 2001 were $3,079 and $1,518, respectively.

Note 4 - Purchased and Internally Developed Software

The Company has capitalized the cost of developing internal use software proprietary to its business purpose. Under the provisions of SOP 98-1, the Company capitalizes costs associated with software developed or obtained for internal use when both the preliminary project stage is completed and management has approved the project it determines to be probable of completion for the intended purpose. Capitalized costs include only 1) external direct costs of materials and services consumed in developing or obtaining internal-use software, 2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project, and 3) interest costs incurred, when material, while developing internal use software. Capitalization of such costs ceases no later than the time when the project is substantially complete and ready for its intended purpose.

Research and development costs and other software maintenance costs are expensed as incurred. Software development costs are amortized using a straight-line method over a period of up to seven years, but not exceeding the expected useful life of the product.

The carrying value of software and development costs is regularly reviewed, and a loss is recognized when the value of estimated undiscounted cash flow benefit related to the asset falls below the unamortized cost.

                            OrderPro Logistics, Inc.
                          Notes to Financial Statement
               for the period from inception to December 31, 2000
            and for the three months ended March 31, 2001 (unaudited)
                                   (Continued)


Note 4 - Purchased and Internally Developed Software (continued)

Amortization for the periods ended December 31, 2000 and March 31, 2001 were as follows:

                                          Dec. 31, 2000          March 31, 2001
                                          -------------          --------------

     Software                                $ 8,287                $10,818
     Customer Lists                           16,804                  8,218
                                             -------                -------
                                             $25,091                $19,036
                                             =======                =======

Note 5 - Notes Payable

The Company has a revolving loan agreement with a credit lender under which it can borrow a percentage of the accounts receivable outstanding. The agreement is in default as a result of the slow payment by a major customer. The Company expects that this matter will be resolved without significant cost to the Company.

Note 6 - Convertible Debentures

In November 2000, the Company issued $130,000 of convertible debentures to two stockholders of the Company in exchange for operating capital. In the first quarter of 2001, the Company issued an additional $33,500 of debentures. These debentures bear interest at a rate of 10% per annum and are due in November 2001. The debentures are convertible into one share of common stock per $0.30 of principal amount of debenture. Interest expense for the periods ending December 31, 2000 and March 31, 2001 were $625 and $3,356, respectively.

Note 7 - Income Taxes

At December 31, 2000 and March 31, 2001, respectively, the Company has approximately $302,000 and $478,000 of net operating losses available to offset future income tax liability. There is no certainty as to the timing of such recognition nor that the Company will be able to fully utilizes these amounts. The effects of recognizing the tax effect of these losses resulted in deferred income tax assets of approximately $118,680 and $83,400, for the respective periods, which was fully offset by equal valuation allowances.

                            OrderPro Logistics, Inc.
                          Notes to Financial Statement
               for the period from inception to December 31, 2000
            and for the three months ended March 31, 2001 (unaudited)
                                   (Continued)


Note 7 - Income Taxes (continued)

Income tax benefit for the period ended December 31, 2000 includes the following components:

                                 Federal             State               Total
                                 -------             -----               -----

     Current credit             $ (94,350)         $ (24,130)         $(118,480)
     Deferred credit                 (160)               (40)              (200)
                                ---------          ---------          ---------
                                  (94,510)           (24,170)          (118,680)
     Valuation reserve             94,510             24,170            118,680
                                ---------          ---------          ---------
                                $       0          $       0          $       0
                                =========          =========          =========

Income tax benefit for the period ended March 31, 2001 includes the following components:
                                 Federal             State              Total
                                 -------             -----              -----

     Current credit             $(68,400)          $(14,900)          $(83,300)
     Deferred credit                 (80)               (20)              (100)
                                --------           --------           --------
                                 (68,480)           (14,920)           (83,400)
     Valuation reserve            68,480             14,920             83,400
                                --------           --------           --------
                                $      0           $      0           $      0
                                ========           ========           ========

Income tax expense differs from amounts computed by applying the U.S. Federal income tax annualized rate of 34% to earnings before income taxes as a result of the following:
                                                 Dec. 31, 2000    March 31, 2001
                                                 -------------    --------------

     Computed  "expected" tax expense               $102,550         $ 63,300
     Increase in income taxes resulting from:
       State income taxes, net of federal income
        tax benefit                                   16,130           20,100
                                                    --------         --------
                                                    $118,680         $ 83,400
                                                    ========         ========

The tax effects of temporary differences that give rise to a deferred tax asset at December 31, 2000 is the excess of financial statement deduction over tax amortization of organizational expenses. The deferred tax asset is $200 to be recognized for tax purposes over the next 52 months.

                            OrderPro Logistics, Inc.
                          Notes to Financial Statement
               for the period from inception to December 31, 2000
            and for the three months ended March 31, 2001 (unaudited)
                                   (Continued)


Note 7 - Income Taxes (continued)

Realization of the net deferred tax assets is dependent on generating sufficient taxable income prior to their expiration. Tax effects are based on an 8.0% state and 34.0% federal income tax rates for a net combined rate of 39.3%. The realized net operating losses expire over the next 20 years, as follows:

                                          Expiration         Amount
                                          ----------         ------

     From December 31, 2000                   2020          $302,000
     From March 31, 2001                      2021           186,000
                                                            --------
         Total                                              $488,000
                                                            ========

Note 8 - Related Party Transactions

As part of the formation of the Company, the major stockholder contributed furniture, property and related assets to the Company in exchange for stock of the Company. These assets were recorded at the net depreciated value of the assets held by the stockholders. The net asset value of these assets was $81,674 for which the major stockholder received 153,913 pre-reorganization shares (953,772 post reorganization shares) of common stock.

At December 31, 2000 and March 31, 2001, the Company has a receivable for an officer and director of the Company in the amount of $2,933 and $1,134, respectively. The Company also has a loan payable to an officer of $189,904 and $180,648 at December 31, 2000 and March 31, 2001, respectively. Interest expense was $2,654 and $5,696, respectively.

Note 9 - Lease Commitments

The Company is obligated under a long term lease for office space in Tucson, Arizona. The annual lease payments require monthly payments of $3,521 with annual escalation through May 31, 2003. Annual commitments for the calendar years are as follows:

                   2001            $43,478
                   2002            $45,652
                   2003            $19,406

                            OrderPro Logistics, Inc.
                          Notes to Financial Statement
               for the period from inception to December 31, 2000
            and for the three months ended March 31, 2001 (unaudited)
                                   (Continued)


Note 10 - Stockholders' Equity

The Company has 100,000,000 shares of $0.0001 par value stock authorized and 4,900,000 shares outstanding at December 31, 2000 after giving effect to the acquisition of FifthCAI, Inc. and the reorganization of the Company.

Note 11 - Earnings (Loss) Per Share

Basic loss per share is calculated by dividing the net loss by the weighted average common shares outstanding during the period. The basic and diluted loss per share have been adjusted to give effect to the stock split as a result of the reorganization as of May 12, 2000. The diluted share base for the periods ended December 31, 2000 and March 31, 2001 exclude the shares related to the exercise of the conversion right under the debentures of 433,333 and 545,000 shares at the respective dates due to their antidilutive effect as a result of the Company's losses for the periods.

                            ORDERPRO LOGISTICS, INC.

                                    5,703,334

                             SHARES OF COMMON STOCK


                                   PROSPECTUS


                               __________ __, 2001

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Pursuant to the Nevada Revised Statutes sec. 78.751, a Nevada Corporation has the power to indemnify its Directors, Officers, Employees and Agents. The company is authorized by its Articles of Incorporation and its Bylaws , to indemnify its officers, directors, employees and agents of the company against expenses incurred by him or her in connection with any action, suit, or proceeding to which such person is named a party by reason of having acted or served in such capacity. Even an officers, directors, employees and agents of the company who was found liable for misconduct or negligence in the performance of his or her duties may obtain such indemnification if, in considering all the circumstances of the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. No such person shall be indemnified against, or be reimbursed for, any expense or payments incurred in connection with any claim or liability established to have arisen out of his or her own willful misconduct or gross negligence. As to indemnification for liabilities arising under the Securities Act, the company has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Act is against public policy as expressed in the Act and is therefore unenforceable.


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following sets forth the estimated expenses in connection with this offering as described in this registration statement.


         SEC Registration Fee                                  $   380.00
         Printing Fees                                                  *
         Legal Fees and Expenses                                11,000.00
         Accounting Fees and Expenses                                   *
         Miscellaneous                                                  *
                                                               ----------
         Total                                                 $        *
                                                               ==========
----------
* To be provided by amendment

     All of the above expenses will be paid by the Registrant

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     As part of the formation of the company and prior to the merger with FifthCAI Mr. Richard L. Windorski, the major beneficial shareholder, President and CEO, contributed furniture , property and related assets to the company in exchange for 582,400 shares of common stock of the company. Mr. Windorski is the beneficial owner of a company known as OP Logistics, L.P., which is the registered owner of 562,400 common shares. The balance of 20,000 shares was simultaneously distributed to family members. Also at the formation of the company, 49,000 shares were issued to each of two corporate consultants and 40,000 shares were issued to the Chief Financial Officer.

     OrderPro Logistics merged with FifthCAI, Inc on September 29, 2000. In conjunction with the reverse acquisition, FifthCAI, Inc. transferred 4,660,000 shares to the former stockholders of OrderPro Logistics and changed its name to OrderPro Logistics, Inc. The original shareholders of FifthCAI retained 240,000 common shares.


     In November 2000, OrderPro authorized the issuance of a $50,000 of convertible debenture with interest payable quarterly at 10 percent per annum as long term debt. The debenture is convertible to stock of the company at a rate of one share for each thirty cents converted. The debenture matures in the fourth calendar quarter of 2002. OrderPro will issue 166,667 common shares in that the holder has elected to convert the debt. We have not paid interest expense in that it is not due.

     The private placement convertible debenture was exempt from the registration provisions of the Securities Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to this private offering were restricted securities as defined in Rule 144 of the Act. The offering generated net proceeds of $305,375.


ITEM 27. EXHIBITS


3.1    Articles of Incorporation of FifthCai, Inc. (1)
3.2    Amendment to Articles of Incorporation of FifthCai, Inc.*
3.3    Bylaws of FifthCai, Inc. (1)
3.4    Articles of Incorporation of OrderPro Logistics, Inc. (1)
3.5    Articles of Amendment to Articles of Incorporation of OrderPro
       Logistics, Inc. (1)
3.6    Bylaws of OrderPro Logistics, Inc. (1)
4.1    Form of Convertible Debenture *
4.2    Form of Subscription Agreement *
5      Opinion of Carl P. Ranno, Attorney (1)
10 Agreement and Plan of Reorganization. Incorporated by reference to the company's Form 8-K dated October 12, 2000 filed with the Commissionan on October 12, 2000.
23.1   Consent of Carl P. Ranno (included in his opinion set forth in exhibit 5)
23.2   Consent of Marshall & Webber CPA's, P.L.C. (1)
25.1   Power of Attorney (see signature page)

----------
*   Previously filed
(1) Filed herewith

ITEM 28. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:


     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (a) include any prospectus required by Section 10(a) (3) of the Securities Act reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and include any additional or changed material information on the plan of distribution.


     (b) That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

ACCELERATION


     In so far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedence, submitted to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Tucson, State of Arizona on the 28th day of June 2001.

ORDERPRO LOGISTICS, INC.

By: /s/ Alvan W. Lafrenz                  By: /s/ Richard L.Windorski
   -----------------------------             -----------------------------------
    Alvan W. Lafrenz                          Richard L.Windorski
    Chief Financial Officer                   President, Chief Executive Officer
    Director                                  Director

                               POWER OF ATTORNEY

     Each person whose signature appears below appoints Richard L. Windorski as his agent and attorney-in-fact, with full power of substitution to execute for him and in his name, in any and all capacities, all amendments (including post-effective amendments0 to this registration statement to which this power of attorney is attached. In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the date stated.

       Signature                          Title                       Date
       ---------                          -----                       ----


/s/ Richard L. Windorski          President, Chief Executive       June 28, 2001
-----------------------------     Officer, Director
Richard L. Windorski


/s/ Alvan W. Lafrenz              Chief Financial Officer,         June 28, 2001
-----------------------------     Secretary/Treasurer, Director
Alvan W. Lafrenz


By: /s/ Richard L. Windorski
-----------------------------
Richard L. Windorski
Attorney-in-Fact

                                 EXHIBIT INDEX

Exhibit No.                   Description
-----------                   -----------

3.1         Articles of Incorporation of FifthCai, Inc. (1)

3.2         Amendment to Articles of Incorporation of FifthCai, Inc.*

3.3         Bylaws of FifthCai, Inc. (1)

3.4         Articles of Incorporation of OrderPro Logistics, Inc. (1)

3.5 Articles of Amendment to Articles of Incorporation of OrderPro Logistics, Inc. (1)

3.6         Bylaws of OrderPro Logistics, Inc. (1)

4.1         Form of Convertible Debenture *

4.2         Form of Subscription Agreement *

5           Opinion of Carl P. Ranno, Attorney (1)

10 Agreement and Plan of Reorganization. Incorporated by reference to the company's Form 8-K dated October 12, 2000 filed with the Commissionan on October 12, 2000.

23.1 Consent of Carl P. Ranno (included in his opinion set forth in exhibit 5)

23.2        Consent of Marshall & Webber CPA's, P.L.C. (1)

25.1        Power of Attorney (see signature page)

----------
*   Previously filed
(1) Filed herewith